Prospectus Supplement dated February 1, 2018
(To Prospectus dated November 8, 2017)

This is a supplement to the Prospectus, dated November 8, 2017, (the “Prospectus”), related to Vectren Corporation’s (“Vectren”) Automatic Dividend Reinvestment and Stock Purchase Plan (the “Plan”).
Name Change of Plan Administrator
Effective February 1, 2018, Vectren’s Transfer Agent, Registrar, Dividend Disbursing Agent, and Plan Administrator, Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A. has changed its name to Equiniti Trust Company d/b/a EQ Shareowner Services (“EQ”). As a result, all references in the Prospectus to the Plan Administrator now refer to EQ.
Inquiries about the Plan or your participation in the Plan
For information about the Plan, your participation in the Plan, or shares in your account, you can contact the Plan Administrator in any of the following ways:
Email
Go to shareowneronline.com and select Contact Us.
Telephone
Call toll free 866-614-9636, or call 651-450-4064 if you are outside the United States.
Shareowner Relations Specialists are available Monday through Friday, from 7:00 a.m. to 7:00 p.m. Central Time.
Current participants may also access their account information 24 hours a day, 7 days a week using the automated voice response system by calling toll free 866-614-9636.
Written Correspondence
EQ Shareowner Services
Attn: Vectren DRIP
P.O. Box 64856
St. Paul, MN 55164-0856
Certified and Overnight Delivery
EQ Shareowner Services
Attn: Vectren DRIP
1110 Centre Pointe Curve, Suite 101
Mendota Heights, MN 55120-4100
Be sure to include a reference to Vectren Corporation, in addition to the full name on the account and account number, in all written correspondence.
Internet
Shareholders can access account information through shareowneronline.com, which is available 24 hours a day, 7 days a week for access to account information and answers to many common questions and general inquiries.

This letter constitutes part of the Plan Prospectus and it should be retained for future reference.